Exhibit 99.1
Contact:
Financial Relations Board
Tim Grace
312.640-6667 or tgrace@mww.com
At The Company
Bob McNally
404.727.0971 or bmcnally@geovax.com
GeoVax Starts Injections for Phase 2a Human HIV/AIDS Vaccine Trial in USA
Trials in South America to Follow
ATLANTA — February 20, 2009 — GeoVax Labs, Inc. (OTC BB: GOVX), an Atlanta-based, publicly traded biopharmaceutical company developing human vaccines for diseases caused by HIV-1 (Human Immunodeficiency Virus) and other infectious agents, announced the first injections in its Phase 2a Human Clinical Vaccine Trial for its candidate HIV/AIDS vaccine. The trial, designated HVTN 205, is being conducted by the HIV Vaccine Trials Network (HVTN). The HVTN, funded and supported by the National Institutes of Allergy and Infectious Diseases (NIAID), is the largest worldwide clinical trials network dedicated to the development and testing of HIV/AIDS vaccines. The HVTN has sponsored over 80 Phase 1 trials for the initial evaluation of safety and immunogenicity of candidate HIV/AIDS vaccines. The results of these trials have merited only five phase 2a trials since 1992. Progressing to Phase 2 is a significant step for GeoVax. The Company is pleased to report that the first injections for the Phase 2a trial were conducted at the HVTN network sites at the University of Alabama, Birmingham, and Vanderbilt University, Nashville.
The trial will include a total of 225 volunteers (150 vaccine recipients and 75 placebo recipients) and take place at 13 HVTN sites: 11 in North America and 2 in South America. Sites in the United States include Emory University, Atlanta; Harvard Medical School, Boston; Vanderbilt University, Nashville; University of Rochester; Fred Hutchinson Cancer Research Center, Seattle; the San Francisco Department of Public Health; University of Alabama, Birmingham and sites at Columbia University, Union Square, and the Bronx in New York City. In South America, participants are to be enrolled in Peru at sites in Iquitos and Miraflores (Lima).
“I am extremely pleased that our vaccine merited moving forward through the HVTN,” said Harriet Robinson, Ph.D., developer of the vaccine and Senior V.P. of Research and Development at GeoVax. “This network provides a wide array of support for its clinical trials, from finances to statistical design and analysis; from community engagement to rigorous laboratory analysis. Working with the HVTN also affords us the input of the NIAID Prevention Science Research Committee, a committee with breadth of experience and knowledge in human vaccine development.”
GeoVax’s unique two component vaccine, a recombinant DNA and a recombinant modified vaccinia Ankara (MVA), is designed to stimulate both anti-HIV T cell and anti-HIV antibody immune responses. Stimulation of both T cells and antibodies differentiates the GeoVax vaccine from many other vaccine candidates. GeoVax’s DNA and MVA vaccines are used in a prime-boost protocol in which priming is done with the DNA and boosting with the MVA. Both the DNA and MVA express the three major proteins of the AIDS virus: Gag, Pol, and Env, and produce non-infectious virus-like-particles. These particles contain proteins that mimic more than half of the components of the AIDS virus, but cannot cause AIDS. This multi-protein approach is designed to elicit a broad multi-target protective T cell response. The Env protein is designed to elicit a protective Ab response against the natural form of the virus envelope glycoprotein as well as protective T cells.

Dr. Paul Goepfert, principal Investigator of HVTN 205 and director of the University of Alabama trial site, said, “The road to an effective vaccine to prevent HIV infection is long and winding. It is vital to continue testing promising products. I am very pleased to aid in the further development of this important product in a phase 2 trial.”
“For nearly 30 years since HIV/AIDS’ discovery, researchers have been searching for a vaccine to combat its scourge,” said Robert McNally, Ph.D., CEO and President of GeoVax Labs Inc. “Our Phase 1 trials found GeoVax’s vaccines to be safe and immunogenic in humans. Good results from the Phase 2a human trial will build upon this foundation of safety and immunogenicity to support a Phase 2b efficacy trial.”
In addition to the preventative vaccine entering Phase 2a, GeoVax also is working towards initiating human clinical trials testing its vaccines as potential therapies for people who are already infected with HIV. The goal of the therapeutic vaccination is to reduce the need of infected people for anti-viral drugs. Initial therapeutic trials will vaccinate infected people who are already on drugs to test the safety and immunogenicity of the vaccine in infected people. Therapeutic trials of a simian immunodeficiency virus (SIV) prototype of the GeoVax HIV vaccine in SIV infected primate animal models have held high promise that the GeoVax vaccine will be able to contribute to the control of HIV-1 in infected humans.
About GeoVax Labs, Inc.
GeoVax Labs, Inc. is a biotechnology company, established to develop, manufacture, license and commercialize human vaccines for diseases caused by HIV-1 (Human Immunodeficiency Virus) and other infectious agents. GeoVax’s AIDS vaccine technology is the subject of 20 issued or filed patent applications. GeoVax AIDS vaccines are designed for use in uninfected people to prevent Acquired Immunodeficiency Disease (AIDS), caused by the virus known as HIV-1, should the person ever become infected. GeoVax AIDS vaccines also may be effective as therapeutics, treatment of people already infected with AIDS virus.
GeoVax’s core AIDS vaccine technologies were developed by Dr. Harriet Robinson, Senior V.P. of Research and Development, through a collaboration of colleagues at Emory University’s Vaccine Center, the National Institutes of Health (NIH), The Centers for Disease Control and Prevention (CDC) and GeoVax.
GeoVax AIDS vaccines have moved forward in human clinical trials conducted by the HIV Vaccine Trials Network (HVTN) based in Seattle, Washington. The HVTN, funded through a cooperative agreement with the National Institutes of Health (NIH), is the largest worldwide clinical trials program dedicated to the development and testing of AIDS vaccines. Preclinical work enabling evaluation of GeoVax DNA and MVA vaccines was funded and supported by NIAID, which provided additional support to GeoVax AIDS vaccine development program with a $15 million IPCAVD grant awarded in late 2007.
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Safe Harbor Statement: All statements in this news release, not statements of historical fact, are forward-looking statements. These statements are based on expectations and assumptions on the date of this press release and are subject to numerous risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Risks and uncertainties include, but are not limited to, whether: GeoVax can develop and manufacture these vaccines with the desired characteristics in a timely manner, GeoVax’s vaccines will be safe for human use, GeoVax’s vaccines will effectively prevent AIDS in humans, vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, and other factors over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. Certain matters discussed in this news release are forward-looking statements involving certain risks and uncertainties including, without limitation, risks detailed in the Company’s Securities and Exchange Commission filings and reports.